EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Becky Palumbo
303.839.5504 Ext. 316
rpalumbo@halladorenergy.com

Sunrise Coal Closes Acquisition of Vectren Fuels

DENVER, August 29, 2014 -- Hallador Energy Company (NASDAQ:HNRG) announced this afternoon that its wholly owned subsidiary, Sunrise Coal, LLC, closed the acquisition of Vectren Fuels.  As previously announced on July 1, 2014, an agreement was reached on the sale, and today marks the official closing of the transaction.

The purchase price was $320 million.  On the same date we entered into a credit agreement with PNC Bank as administrative agent for a group of several other banks. The credit agreement allows for a $250 million revolver and a $175 million term loan. Considering the acquisition and the payment of bank fees, our current debt is $350 million. The credit facility is collateralized by substantially all of Sunrise Coal’s assets and we are the guarantor.

An audio webcast will occur on Thursday, September 4, 2014 at 2:00 p.m. EST to discuss the acquisition.  More details will be provided Tuesday, September 2, 2014.

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basis for the electric power generation industry. To learn more about Hallador or Sunrise, visit our websites at www.halladorenergy.com or www.sunrisecoal.com.

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